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                                                                   EXHIBIT 12.01

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

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
                                                                                                          PRO FORMA
                                        YEAR ENDED MARCH 31,                    PRO FORMA      THREE        THREE
                          ----------------------------------------------------  YEAR ENDED  MONTHS ENDED MONTHS ENDED
                                                                                MARCH 31,     JUNE 30,     JUNE 30,
                            1994      1995       1996       1997       1998        1998         1998         1998
                          --------  ---------  ---------  ---------  ---------  ----------  ------------ ------------
Loss before Income
   Taxes, Extraordinary
   Loss and Cumulative
   Effect of Change in
   Accounting Principle.  $(94,706) $(111,759) $(122,680) $(119,290) $(168,161) $(171,451)    $(44,389)    $(40,596)
Add: Fixed Charges,
   Excluding Capitalized
   Interest.............   187,439    200,927    217,170    249,113    280,670    269,858       73,618       69,825
  Equity in loss of
   joint ventures.......    30,054     44,349     46,257     59,169     79,055     79,055       21,506       21,506
  Minority interest in
   losses of
   subsidiaries.........        --         --         --         --         --         --       (5,460)      (5,460)
  Preferred stock
   dividends
   of subsidiary........        --         --         --         --     12,682     26,784        6,946        6,946
                          --------  ---------  ---------  ---------  ---------  ---------     --------     --------
Net Earnings Available
 for Combined Fixed
 Charges and Preferred
 Stock Dividends........   122,787    133,517    140,747    188,992    204,246    204,246       52,221       52,221
                          --------  ---------  ---------  ---------  ---------  ---------     --------     --------
Combined Fixed Charges
 and Preferred Stock
 Dividends:
  Interest..............   182,136    195,698    210,691    240,692    271,056    260,244       70,825       67,032
  Capitalized Interest..     1,345      1,736      1,766      1,727      5,985      5,985        3,508        3,508
  Amortization of debt
   issuance costs.......     3,987      3,792      4,917      6,344      7,141      7,141        2,175        2,175
  Interest portion of
   rent expense.........     1,316      1,437      1,562      2,077      2,473      2,473          618          618
  Preferred stock
   dividends of
   subsidiary...........        --         --         --         --     12,682     26,784        6,946        6,946
  Preferred stock
   dividends............        --         --         --         --     18,850     27,625        6,906        6,906
                          --------  ---------  ---------  ---------  ---------  ---------     --------     --------
Total Combined Fixed
 Charges and Preferred
 Stock Dividends........   188,784    202,663    218,936    250,840    318,187    330,252       90,978       87,185
                          --------  ---------  ---------  ---------  ---------  ---------     --------     --------
Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............        --         --         --         --         --         --           --           --
Deficiency in Earnings
 Required to Cover
 Combined Fixed Charges
 and Preferred Stock
 Dividends..............  $ 65,997  $  69,146  $  78,189  $  61,848  $ 113,941  $ 126,006     $ 38,757     $ 34,964
                          ========  =========  =========  =========  =========  =========     ========     ========
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